Exhibit 10.32F
AIRCRAFT DELIVERY REQUIREMENTS AND RESPONSIBILITIES
between
THE BOEING COMPANY
and
AMERICAN AIRLINES, INC.
Exhibit B to Purchase Agreement Number 1980

P.A. No. 1980	B	SA-20

AIRCRAFT DELIVERY REQUIREMENTS AND RESPONSIBILITIES
relating to
BOEING MODEL 777 AIRCRAFT
Both Boeing and Customer have certain documentation and approval responsibilities at various times during the construction cycle of Customer’s Aircraft that are critical to making the delivery of each Aircraft a positive experience for both parties. This Exhibit B documents those responsibilities and indicates recommended completion deadlines for the actions to be accomplished.
1. GOVERNMENT DOCUMENTATION REQUIREMENTS.
          Certain actions are required to be taken by Customer in advance of the Scheduled Delivery Month of each Aircraft with respect to obtaining certain government issued documentation.
     1.1 Registration Documents.
                    Not later than 6 months prior to delivery of each Aircraft, Customer will notify Boeing of the registration number to be painted on the side of the Aircraft. In addition, and not later than 3 months prior to delivery of each Aircraft, Customer will, by letter to the regulatory authority having jurisdiction, authorize the temporary use of such registration number by Boeing during the pre-delivery testing of the Aircraft. Customer is responsible for furnishing any temporary or permanent registration certificates required by any Governmental Authority having jurisdiction to be displayed aboard the Aircraft after delivery.
     1.2 Certificate of Sanitary Construction.
                    Boeing will obtain from the United States Public Health Service prior to delivery of each Aircraft a United States Certificate of Sanitary Construction for the Aircraft being delivered. The certificate will be delivered to Customer at delivery of each Aircraft, and Customer will display such certificate (or a written statement of the location of the original certificate) aboard each Aircraft after delivery to Customer.

P.A. No. 1980	B-1	SA-20

2. INSURANCE CERTIFICATES.
Insurance certificate requirements are defined in Article 8 of the AGTA.
3. FLYAWAY CONFIGURATION AND FERRY FLIGHT INFORMATION.
          3.1 Flyaway Configuration Notice.
                    Not later than 14 days prior to delivery of the Aircraft, Customer will provide to Boeing a configuration letter stating the requested flyaway configuration of the Aircraft for its ferry flight. This configuration letter should include:
                    (i) the name of the company which is to furnish fuel for the ferry flight and any scheduled post-delivery flight training, the method of payment for such fuel, and fuel load for the ferry flight;
                    (ii) the cargo to be loaded and where it is to be stowed on board the Aircraft and address where cargo is to be shipped after flyaway; and
                    (iii) any BFE equipment to be removed prior to flyaway and returned to Boeing BFE stores for installation on Customer’s subsequent Aircraft.
                    The information contained in such configuration letter may be changed from time to time by the mutual consent of Boeing and Customer.
          3.2 Ferry Flight Information.
                    Customer will provide to Boeing at least 24 hours prior to delivery of each Aircraft:
                    (i) a complete list of names and citizenship of each crew member and non-revenue passenger who will be aboard the ferry flight; and
                    (ii) a complete ferry flight itinerary.
4. DELIVERY ACTIONS BY BOEING.
          4.1 Schedule of Inspections. Subsequent to the Boeing production flight test, all FAA, Boeing, Customer and, if required, U.S. Customs Bureau inspections will be scheduled by Boeing for completion prior to delivery of the Aircraft. Customer will be informed of such schedules with as much advance notice as practicable.

P.A. No. 1980	B-2	SA-20

          4.2 Schedule of Demonstration Flights. All FAA and Customer demonstration flights will be scheduled by Boeing for completion prior to delivery of the Aircraft. Boeing will provide to Customer at least 14 days prior written notice of the date, time, and location of such flight. Boeing will notify Customer in writing of any changes to such date, time, and location.
          4.3 Schedule for Customer’s Flight Crew. Boeing will inform Customer of the date that a flight crew is required for acceptance routines associated with delivery of the Aircraft.
          4.4 Fuel Provided by Boeing. Boeing will provide to Customer, without charge, 3,000 U.S. gallons of fuel and full capacity of engine oil at the time of delivery or prior to the ferry flight of the Aircraft.
          4.5 Flight Crew and Passenger Consumables. Boeing will provide a sufficient supply of food, potable water, coat hangers, towels, toilet tissue, garbage bags, drinking cups and soap for the first segment of the ferry flight for the Aircraft.
          4.6 Delivery Papers, Documents and Data. Boeing will have available at the time of delivery of the Aircraft all delivery papers, documents and data for execution and delivery. Boeing will pre-position in Oklahoma City, Oklahoma, for filing with the FAA at the time of delivery of the Aircraft an executed original Form 8050-2, Aircraft Bill of Sale, for the sale to Customer and any additional executed forms of such bill of sale for any transfers of title to the Aircraft from any of Boeing’s sales subsidiary so that following recordation of such bill(s) of sale, Customer will have good and marketable title to the Aircraft.
          4.7 Delegation of Authority. Boeing will present a certified copy of a Resolution of Boeing’s Board of Directors, designating and authorizing certain persons to act on its behalf in connection with delivery of the Aircraft including the person executing the transfer of title documents.
          4.8 Standard Airworthiness Certificate. Boeing will provide at delivery of each Aircraft the Standard Airworthiness Certificate in accordance with Article 3 of the AGTA.

P.A. No. 1980	B-3	SA-20

5. DELIVERY ACTIONS BY CUSTOMER.
          5.1 Aircraft Radio Station License. At delivery Customer will provide a copy of its Aircraft Radio Station License (or a written statement of the location of the original license) to be placed on board the Aircraft following delivery.
          5.2 Aircraft Flight Log. At delivery Customer will provide the Aircraft Flight Log for the Aircraft.
          5.3 Delegation of Authority. Customer will present to Boeing at delivery of the Aircraft an original or certified copy of Customer’s Delegation of Authority designating and authorizing certain persons to act on its behalf in connection with delivery of the specified Aircraft.

P.A. No. 1980	B-4	SA-20